Exhibit 10.27

CONFIDENTIAL resignation AGREEMENT AND GENERAL RELEASE

This Confidential Resignation Agreement and General Release (“Agreement”), is made and entered into by and between the undersigned individual, Diane K. Bryantt (“you”) and Investors Real Estate Trust, a North Dakota real estate investment trust (“IRET”) (the signatories to this Agreement will be referred to collectively as the “Parties”).

WHEREAS, IRET employed you as Chief Operating Officer; and

WHEREAS, the Parties desire to amicably sever the employment relationship that existed between them; and

WHEREAS, you have agreed to voluntarily resign your employment with IRET effective April 27, 2017; and

WHEREAS, in consideration of the services rendered by you and the additional undertakings provided for herein, IRET has agreed to compensate you by providing the severance compensation described in this Agreement; and

WHEREAS, the Parties have agreed, without IRET admitting liability of any kind, to enter into this Agreement pursuant to which each and every claim and/or cause of action asserted or which could have been asserted by you against IRET will be forever and finally released; and

WHEREAS, both Parties have read and understand the terms and provisions of this Agreement, and desire and intend to be bound by the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the covenants and mutual promises and agreements herein contained, and other valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Release and Waiver Agreement.  You acknowledge and understand that this Agreement is a release and waiver contract and that this document is legally binding.  You and IRET understand that by signing this Agreement, each party has read and understood each provision and is agreeing to all of the provisions set forth in the Agreement.

2. Claims Covered by Agreement.  You and IRET acknowledge and understand that this Agreement applies only to claims which accrue or have accrued prior to the date this Agreement is executed by you and IRET.

3. Resignation of Employment. You have resigned your position with IRET and its affiliates and subsidiaries effective April 27, 2017 (“Resignation Date”).
4. Resignation Benefits. In exchange for the promises you make in this Agreement, IRET covenants and agrees to provide you with “Resignation Benefits” as follows:

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a. IRET covenants and agrees to pay you compensation in the lump gross sum amount of $361,867.25 (the “Resignation Payment”).

b. IRET shall pay you a lump gross sum amount of $13,274.10, representing nine (9) months of your monthly premium for the cost of benefit continuation for health benefits (i.e., medical, dental and vision) (“COBRA Benefits”) in which you have enrolled for the 2017 plan year. The COBRA Benefits will be calculated based on your monthly premium amount as of the effective date of this Agreement. You will be solely responsible for the payment of monthly premiums and if you do not properly elect COBRA coverage in accordance with the applicable benefit plans, you will not receive the COBRA Benefits. For purposes of clarity, the COBRA Benefits provided pursuant to this paragraph will run concurrently with any period of COBRA coverage you may be entitled to receive under applicable law and the applicable benefit plans, determined without regard to this paragraph.  This provision is not intended in any manner to affect your rights to continuing COBRA coverage under the applicable benefit plans.

c. IRET shall issue you 2,912 common shares of IRET originally scheduled to vest on June 22, 2017 (“Stock Benefit”) pursuant to the terms of a Stock Award Agreement between IRET and you dated June 22, 2016 (the “Stock Award Agreement”).  Pursuant to the terms of the Stock Award Agreement, a condition to the vesting of the shares and issuance of the shares to you was that you continued to be employed by IRET on each vesting date specified in the Stock Award Agreement. In consideration for the accelerated vesting of these 2,912 common shares as a Resignation Benefit under this Agreement, you agree that effective as of the date of this Agreement, the Stock Award Agreement and any and all other stock award agreements, performance stock award agreements or any other agreements between IRET and you with respect to awards of common shares, any equity securities of IRET, cash bonuses or any other compensation of any kind, except as specifically provided herein, are hereby terminated and shall be void and of no further force and effect, and you shall have no further rights, and IRET shall have no further obligations to you, thereunder.

d. You acknowledge that these Resignation Benefits are in addition to any benefits to which you were already entitled. IRET’s payment of these Resignation Benefits is subject to applicable federal, state, and local taxes and withholding.

5. Release and Waiver. In consideration for the Resignation Benefits described in this Agreement, you agree to the following:

a. You knowingly and voluntarily agree to waive and release IRET, its parents, affiliates, predecessors in interest and its subsidiaries, their respective officers, directors, employees, stockholders, representatives and agents, including their successors and assigns (collectively with the “Released Parties”), with respect to any and all claims, losses, liabilities, obligations and causes of action, known and unknown, arising out of, connected with, or relating to: (i) your employment; (ii) the Released Parties’ refusal or failure to continue your employment; (iii) the termination of your employment; or (iv) any transaction, occurrence or omission which transpired prior to your execution of this Agreement, including, but not limited to, claims for compensation, commissions, bonuses, deferred compensation, stock grants, other wages and benefits, breach of contract, wrongful termination, impairment of economic opportunity, intentional infliction of emotional distress, claims based on personal injury, work-related accident,

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any breach of implied or express covenant of good faith and fair dealing, violation of public policy, or any other contract, tort or personal injury claim, or claim based on any municipal, state or federal statute, regulation or ordinance relating to employment, employment discrimination or retaliation, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq.; Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; Fair Labor Standards Act, as amended, 29 U.S.C. § 201 et seq.; Equal Pay Act, as amended, 29 U.S.C. §201 et seq.; National Labor Relations Act, as amended, 29 U.S.C. § 151 et seq.; Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq., Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1000 et seq.; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; the North Dakota Human Rights Act, as amended, N.D. Cent. Code §14-02.4 et seq.; the North Dakota Equal Pay Act, as amended, N.D. Cent. Code § 34-06.1 et seq.; or any other statute, rule, regulation, ordinance, or common civil or other law, or judicial or administrative interpretation whether promulgated by federal, state, local or other jurisdiction or political subdivision.

b. Also in consideration for (i) the Resignation Benefits, (ii) the promises and covenants contained herein, to which you acknowledge you are not otherwise entitled, and (iii) other good and valuable consideration, the sufficiency of which is hereby acknowledged, you hereby fully, finally, and completely release the Released Parties of and from any and all claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”) arising on or before the date of this Agreement, and hereby acknowledge and agree that: this Agreement was negotiated at arm’s length; this Agreement is worded in a manner that you fully understand; you specifically waive any rights or claims under the ADEA; you knowingly and voluntarily agree to all of the terms set forth in the Agreement; you acknowledge and understand that any claims under the ADEA that may arise after the date of this Agreement are not waived; the rights and claims waived in this Agreement are in exchange for consideration over and above anything to which you were already undisputedly entitled; you have been and hereby are advised in writing to consult with an attorney prior to executing the Agreement; you understand that you have been given a period of up to forty-five (45) days to consider the ADEA release prior to executing it; and you understand that you have been given a period of seven (7) days from the date of the execution of the ADEA release to revoke the ADEA release, and understand and acknowledge that the ADEA release will not become effective or enforceable until the revocation period has expired.  If you elect to revoke your release of ADEA claims, the revocation must be in writing and delivered within seven (7) days from the date of your execution of the Agreement to IRET as follows: c/o Kolette McDonald, Vice President – Human Resources Management, IRET, 1400 31st Avenue SW, Suite 60, P.O. Box 1988, Minot, North Dakota 58702-1988, kmcdonald@iret.com.

c. You understand and agree that by signing this Agreement, you—on behalf of yourself, your family, assigns, representatives, agents, estate, heirs, beneficiaries, executors, administrators, successors, and/or attorneys, if any—agree to give up any right or entitlement you may have under federal, state or local law against the Released Parties, concerning any events related to your employment or termination, or IRET’s failure to continue your employment. This Agreement extinguishes any potential employment discrimination claims you may have relating

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to your employment with IRET and IRET’s termination of your employment existing on the date you sign this Agreement.

d. You further represent and warrant that you have not assigned to any third party any claim involving the Released Parties or authorized any third party to assert on your behalf any claim against the Released Parties. If a third party asserts a claim against the Released Parties on your behalf or includes you as a class member in any class action involving any claim, you agree to not accept any benefits or damages relating or arising out of such claim.

e. You additionally represent, warrant and agree that you have received full and timely payment of all wages, salary, bonuses, and other compensation, and benefits that may have been due and payable to you by the Released Parties. You further represent, warrant and agree that you have received all leave or other benefits that may have been available to you under the Family and Medical Leave Act of 1993 (“FMLA”) or any comparable state law and that you have not been denied any rights or benefits available to you under the FMLA or any comparable state law. You expressly acknowledge and agree that the Released Parties are entering into this Agreement in reliance upon these representations by you.

f. You understand that this Agreement also precludes you from recovering any relief as a result of any lawsuit, grievance or claims brought on your behalf and arising out of your employment or termination of, or separation from, employment, including your right to recover money in connection with a charge or investigation filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency, provided that nothing in this Agreement will affect your entitlement, if any, to workers’ compensation or unemployment compensation.

g. You understand that this Agreement does not constitute a waiver of your right to file a charge or participate in an investigation by an administrative agency. Specifically, this Agreement does not waive your right to file a complaint with the North Dakota Department of Labor and Human Rights or to make a claim with the North Dakota Workforce Safety and Insurance agency.

6. Consultation with Attorney and Review Period.

a. You are advised, and acknowledge that you have been advised, to consult with an attorney prior to executing this Agreement concerning the meaning, import, and legal significance of this Agreement.  You acknowledge that you have read this Agreement, as signified by your signature hereto, and are voluntarily executing the same for the purposes and consideration herein expressed.

b. You acknowledge that you have been provided with a period of at least forty-five (45) calendar days within which to consider, review, and reflect upon the terms of this Agreement. Any discussions about or changes to the Agreement, whether material or immaterial, do not restart the running of the 45-day period.

c. You have seven (7) calendar days in which you may revoke this Agreement after you sign it. If you choose to revoke the Agreement, please notify Kolette McDonald,

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Vice President – Human Resources Management, IRET, 1400 31st Avenue SW, Suite 60, P.O. Box 1988, Minot, North Dakota 58702-1988, kmcdonald@iret.com. in writing prior to the expiration of seven (7) calendar days after you have signed the Agreement.

d. This Agreement shall not be effective until the expiration of seven  (7) calendar days after you sign it without revoking it.  Any amounts payable under this Agreement shall be paid no sooner than the expiration of seven (7) calendar days after, and no later than thirty (30) calendar days after, you sign the Agreement.

7. Confidentiality of Agreement. You shall treat the terms of this Agreement as strictly confidential. You shall not disclose the terms of this Agreement to anyone other than your spouse, attorney, accountant or tax advisor, without IRET’s prior written approval, except as may be required by law, or court order. If you receive a request pursuant to applicable law to disclose the existence or terms of this Agreement, you shall promptly notify IRET to enable it to seek a protective order or other appropriate remedy. You agree to notify your spouse, attorney, accountant and tax advisor of the confidential nature of this Agreement.

You may use this Agreement as evidence in a subsequent proceeding in which you allege a breach of this Agreement. Other than the exceptions set forth herein, you agree you shall not voluntarily introduce this Agreement as evidence in any proceeding or in any lawsuit unless required by law or court order. You agree that your confidentiality obligation is contractual and its terms are material to this Agreement.

8. Public Statements. You will not make any untrue, misleading, or defamatory statements concerning the Released Parties. You shall not directly or indirectly make, repeat or publish any false, disparaging, negative, unflattering, accusatory, or derogatory remarks or references, whether oral or in writing, concerning the Released Parties, or otherwise take any action which might reasonably be expected to cause damage or harm to the Released Parties.  However, nothing in this Agreement prohibits you from communicating with or fully cooperating in the investigations of any governmental agency on matters within their jurisdictions.  However, this Agreement does prohibit you from recovering any relief, including without limitation monetary relief, as a result of such activities. In agreeing not to make disparaging statements regarding the Released Parties, you acknowledge that you are making a knowing, voluntary and intelligent waiver of any and all rights you may have to make disparaging comments about the Released Parties including rights under the First Amendment to the United States Constitution and any other applicable federal and state constitutional rights.  _____ [initial]

9. Confidential Information and Trade Secrets. You agree that you shall not, without IRET’s prior written consent, directly or indirectly, disclose, reveal or communicate, or cause or allow to be disclosed, revealed or communicated to any unauthorized person any of the Released Parties’ confidential matters, proprietary information or trade secrets, including, without limitation, lists, analyses, studies, plans, financial data, technology, programs, flow charts, information regarding products, techniques, methods, projects or strategies or any other business information or plans.  You further agree not to utilize any such confidential or proprietary information or trade secrets for your benefit or the benefit of others, including, without limitation, others in direct or indirect competition with IRET or its affiliates.  The obligations set forth in

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Paragraph 9 shall be in addition to any other confidentiality obligations that you may have to any of the Released Parties.

You further acknowledge that the injury the Released Parties will suffer in the event of your breach of any covenant or agreement set forth in this paragraph cannot be compensated by monetary damages alone, and you therefore agree that the Released Parties, in addition to and without limiting any other remedies or otherwise, shall have the right to obtain an injunction against you.

10. IRET Property.  Except as specifically provided below, you agree to return all IRET property, equipment, documents and other tangible things, including keys, building access card, cell phones, pagers, corporate credit cards, vehicles, and laptop or other computers, in accordance with IRET’s policies and rules, before your Resignation Benefits become payable. You may retain your laptop, cellphone, and the corresponding telephone number, issued to you by IRET,  for which you shall be responsible for any charges and fees going forward.  In addition, you agree that IRET may clear the cellphone and laptop of any IRET programs, data or other information.  You agree to not destroy, alter, erase, or otherwise change any software, data, or other information belonging to IRET.  You further agree IRET may withhold from your Resignation Benefits monies equal to the value of IRET property, equipment and tangible things you fail to return.  In addition, you agree that IRET may withhold from your Resignation Benefits any monies you owe IRET, including but not limited to, charges to the corporate credit card for which you did not submit a valid expense report, unused travel advances, salary draws, etc.

11. Cooperation. You agree that, for a reasonable period following the execution of this Agreement, you shall cooperate with IRET in transitioning your responsibilities, providing information related to customers with whom you worked, and promptly complying with other reasonable requests of IRET related to the conduct of IRET’s business and your former duties as an employee of IRET.  In addition, for a reasonable period after your termination, you agree to make yourself available and to reasonably cooperate with IRET in any future claims or lawsuits involving the Released Parties where you have knowledge of the underlying facts. In addition, you agree not to voluntarily aid, assist or cooperate with any claimant or plaintiff or their attorneys or agents in any claim or lawsuit commenced against the Released Parties.

Nothing in this Agreement should be construed to prevent you from initiating or participating in any state of federal agency administrative proceeding or from testifying at an administrative hearing, deposition, or in court in response to a lawful subpoena.

12. Non-Admission of Wrongdoing.  This Agreement shall not in any way be construed as an admission of liability or as an admission that any of the Released Parties have acted wrongfully with respect to you. Each of the Released Parties specifically denies and disclaims any such liability or wrongful acts.

13. Knowing and Voluntary Agreement. You acknowledge and agree that after you received a copy of this Agreement: (i) you have had an opportunity to review this Agreement and to consult an attorney before signing it; and (ii) you enter into the Agreement knowingly, voluntarily and after any consultations with your attorney or other advisor as you deemed appropriate.

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14. Choice of Law and Venue.  You and IRET agree that the laws of the State of North Dakota shall govern the enforceability, interpretation and legal effect of this Agreement.  The Parties agree to submit to the jurisdiction of the federal and state courts sitting in Ward County, North Dakota, for all purposes relating to the validity, interpretation, or enforcement of this Agreement, including, without limitation, any application for injunctive relief.

15. Severability.  IRET and you agree that, if any term of this Agreement shall be determined by a court to be void or unenforceable, the remaining provisions will remain effective and legally binding, and the void or unenforceable term shall be deemed not to be a part of this Agreement.

16. Amendments.  Any modification of this Agreement or additional obligation assumed by any Party in connection with this Agreement shall be binding only if evidenced in writing signed by each Party or an authorized representative of each Party. Additionally, this Agreement cannot be changed or terminated orally, but may be changed only through written addendum executed by all Parties.

17. Remedies.  Any material breach by you of the terms and conditions contained in this Agreement shall give IRET the right to discontinue the performance of any unperformed duties and obligations under this Agreement to the extent permitted by applicable law.  If you breach any term of the Agreement, any delay by IRET to enforce the Agreement shall not be deemed a waiver, acceptance, or acquiescence. No waiver shall bind IRET unless supported by consideration, executed in writing, and delivered to you by an authorized officer of IRET.

18. Entire Agreement.  This Agreement constitutes our entire agreement and supersedes any prior agreements or understanding between you and the Released Parties, except any confidentiality obligations referred to in Paragraph 9. You acknowledge that you enter into this Agreement without reliance on any written or oral promise or representation, other than those contained in this Agreement.

IN WITNESS WHEREOF, this Confidential Resignation Agreement and General Release has been executed by each of the listed parties as of the date below.

/s/ Diane K. Bryantt	/s/ Mark O. Decker, Jr. Mark O. Decker, Jr.______________ Chief Executive Officer____________
Diane K. Bryantt Signature: /s/ Diane K. Bryantt	Investors Real Estate Trust By:/s/ Mark O. Decker, Jr. Name: Mark O. Decker, Jr.______________ Title: Chief Executive Officer____________

Date: April 27, 2017	Date: April 27, 2017

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